Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-151820

PROSPECTUS SUPPLEMENT NO. 1 DATED SEPTEMBER 22, 2008
TO PROSPECTUS DATED JULY 31, 2008

Nontransferable Purchase Rights for up to 3,750,000 Shares of
9% Series A Convertible Preferred Stock

This Prospectus Supplement No. 1 (the “Prospectus Supplement”) supplements our prospectus dated July 31, 2008 (the “Prospectus”), relating to our rights offering pursuant to which we have distributed to our stockholders nontransferable subscription rights to purchase shares of our 9% Series A Convertible Preferred Stock (the “Series A Preferred”), at a cash subscription price of $8.00 per share.

Expiration of Rights Offering; Unsubscribed Shares Offered to Public

The rights offering expired at 5:00 p.m. on September 19, 2008. Consequently, subscription rights that were not exercised by that deadline have expired. As of the expiration date, valid subscriptions for $9,228,064 of the offered Series A Preferred (including over-subscriptions) were received.

We are now offering the remaining $20,771,936 in unsubscribed shares of Series A Preferred to the public. The reoffer period will expire at the earlier of 5:00 p.m., Eastern time, on October 31, 2008 or the date on which we have accepted subscriptions for all shares remaining for purchase as reflected in this Prospectus Supplement. Please see pages 28 and 29 of the Prospectus for a description of the procedure for purchasing these reoffered shares.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus.

Investing in our preferred stock and common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 of the Prospectus. The shares of our Series A Preferred offered hereby and our common stock are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus Supplement is dated September 22, 2008